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                                   EXHIBIT 11

                      RITE AID CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               THIRTEEN WEEKS ENDED JUNE 1, 1996 AND JUNE 3, 1995
                     (In Thousands Except Per Share Amounts)

                                                               1996        1995
                                                               ----        ----

Earnings Per Common Share-Assuming No Dilution
  Net Income                                                $ 32,716    $ 33,383

  Weighted average number of common shares outstanding        83,865      83,930

  Primary earnings per common share                             $.39        $.46

Earnings Per Common Share-Assuming Full Dilution
  Earnings
    Net Income                                              $ 32,716    $ 38,383
    Add after tax interest expense applicable to 6 3/4%
      convertible notes (a)                                    1,998       1,940
                                                            --------    --------
    Net income as adjusted                                  $ 34,714    $ 40,323
                                                            ========    ========

  Shares
    Weighted average number of common shares outstanding      83,865      83,930
    Assuming conversion of 6 3/4% convertible notes (a)        6,395       6,395
    Assuming exercise of options reduced by the number
      of shares which could have been purchased with the
      proceeds from exercise of such options                     620         534
    Weighted average number of common shares outstanding    --------    --------
      as adjusted                                             90,880      90,859
                                                            ========    ========

    Earnings per common share assuming full dilution (b)        $.38        $.44
                                                            ========     =======



 (a) Shown net of income taxes which were calculated at the company's effective tax rate.

 (b)  This calculation is submitted in accordance with Regulation S-K Item 601
      (b)(11) although not required by APB opinion No. 15 since dilution is less than 3%.

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